                           1995 SHAREHOLDER AGREEMENT

         THIS 1995 SHAREHOLDER AGREEMENT is entered into as of March 13, 1995, among Xylan Corporation, a California corporation (the "COMPANY"), the undersigned Shareholders of the Company (the "SHAREHOLDERS") and Alcatel Data Networks S.A., a French corporation ("ADN").

         WHEREAS, the Shareholders own those number of shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock of the Company ("SHARES"), listed opposite their names on Exhibit A attached hereto;

         WHEREAS, ADN and the Company, propose to enter into a Series C Preferred Stock Purchase Agreement of even date herewith (the "PURCHASE AGREEMENT") a copy of which is attached hereto as Exhibit B, pursuant to which ADN will purchase shares of the Company's Series C Preferred Stock;

         WHEREAS, the Purchase Agreement contemplates as a precondition to the sale of Series C Preferred Stock to ADN that the Company's Articles of Incorporation be amended and restated in the form attached as Exhibit A to the Purchase Agreement (the "RESTATED ARTICLES");

         WHEREAS, simultaneous with the execution of this Agreement and the Purchase Agreement, (a) the Company, ADN and certain other shareholders will enter into a Second Restated Rights Agreement in the form attached as Exhibit C to the Purchase Agreement (the "RIGHTS AGREEMENT") and a Second Restated Co-Sale Agreement in the form attached as Exhibit G to the Purchase Agreement (the "CO-SALE AGREEMENT"), (b) the Company and Alcatel N.V. will enter into an International Distributor Agreement in the form attached as Exhibit E to the Purchase Agreement (the "DISTRIBUTION AGREEMENT"), and (c) the Company and ADN will enter into a Product and Technology Agreement in the form attached as Exhibit F to the Purchase Agreement (the "PRODUCT AND TECHNOLOGY AGREEMENT"); and

          WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, ADN has requested that the Shareholders agree, and the Shareholders have agreed, severally and not jointly, to the terms and conditions pursuant to which ADN will become a shareholder in the Company;

         NOW, THEREFORE, to induce ADN to enter into, and in consideration of it entering into, the Purchase Agreement, and in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

         1. Approval of ADN as Company Shareholder. Each Shareholder hereby acknowledges, consents to and approves all terms and conditions of the Purchase Agreement, the Restated Articles, the Rights Agreement, the Co-Sale Agreement, the Distribution Agreement and the Product and Technology Agreement and all transactions contemplated thereby. Each Shareholder hereby waives and forever relinquishes any and all pre-emptive rights, rights of first refusal or other rights to acquire any shares of capital stock of the Company issued or to be issued by the Company to ADN under the Purchase Agreement which rights such Shareholder has pursuant to any agreement, document or instrument, or otherwise including, without limitation, any such rights of such Shareholder under that certain Series B Preferred Stock Purchase Agreement dated September 2, 1994, as amended and supplemented, among the Company and certain holders of its capital stock (including certain Shareholders) (the "SERIES B AGREEMENT").

         2. Restrictions on Transfers and Right of First Refusal.

            (a) Definitions.

                (i) The term "TOTAL VOTING POWER OF THE COMPANY" means the total number of votes which may be cast in the election of directors of the Company at any meeting of shareholders of the Company if all securities entitled to vote in the election of directors of the Company were present and voted at such meeting, other than votes that may be cast only upon the happening of a contingency.

                (ii) The term "VOTING STOCK" means the Common Stock, Preferred Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency).

                (iii) The term "RIGHTHOLDER" means (i) with respect to transfers of Voting Stock by ADN, the Company, and (ii) with respect to transfers of Voting Stock by any Shareholder, ADN.

                (iv) The term "INVESTOR" means any party to this Agreement other than the Company that desires to transfer Voting Stock.

                (v) The term "ADN AFFILIATE" means any person that, directly or indirectly, controls or is controlled by or is under common control with ADN. For purposes of this definition, control of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise, and, in any event and without limiting the foregoing, any person owning fifty percent (50%) or more of the voting securities of another person shall be deemed to control that person.

                (vi) The term "PERSON" means any natural person, corporation, partnership, proprietorship, limited liability company, joint venture or other business organization.

                (vii) The term "FINANCIAL INVESTOR" means a Person meeting the requirements of Rule 13d-1(b)(1)(i) under the Securities Exchange Act of 1934.

                (viii) The term "RESTRICTED INVESTOR" means any Person, other than a Financial Investor or any holder of outstanding securities of the Company as of the date of this Agreement, who proposes to acquire Voting Stock if either
(i) such Person owns ten percent (10%) or more of the Total Voting Power of the Company prior to such acquisition or (ii) as a result of such acquisition such Person would own ten percent (10%) or more of the Total Voting Power of the Company immediately following such acquisition.

            (b) Restrictions on Transfer of Voting Stock by ADN. ADN shall not, directly or indirectly, sell or transfer any Voting Stock except (i) to the Company or any person or group approved by the Company; or (ii) to an ADN Affiliate so long as such ADN Affiliate agrees to hold such Voting Stock subject to all provisions of this Agreement, including this Section 2.1(b); or (iii) pursuant to a bona fide public offering registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") of either Voting Stock or securities exchangeable or exercisable for Voting Stock or pursuant to a rights offering or a dividend or other distribution to shareholders of ADN; or (iv) pursuant to Rule 144 under the Securities Act (but excluding Rule 144A under the Securities
Act); or (v) pursuant to a transaction subject to the Company's right of first refusal as set forth in Section 2(d) hereof and in compliance with the terms thereof.

            (c) Restrictions on Transfer of Voting Stock by the Shareholders. No Shareholder shall directly or indirectly, sell or transfer any Voting Stock except (i) to ADN or an ADN Affiliate; or (ii) pursuant to a bona fide public offering registered under the Securities Act of either Voting Stock or securities exchangeable or exercisable for Voting Stock; or (iii) pursuant to Rule 144 under the Securities Act (but excluding Rule 144A under the Securities
Act); or (iv) pursuant to any pledge of Company's Common Stock made by a Shareholder pursuant to a bona fide loan transaction which creates a mere security interest; (v) pursuant to any repurchase of Common Stock by the Company; (vi) pursuant to any bona fide gift; or (vii) pursuant to any transfer to a Shareholder's ancestors, descendants, spouse or partners or to a trustee for their benefit, (viii) pursuant to community property or similar domestic relations laws, or (ix) pursuant to a transaction subject to ADN's right of first refusal as set forth in Section 2(d) hereof and in compliance with the terms thereof; provided that the exceptions in subparagraphs (ii) and (iii) shall not be applicable if the Shareholder solicits or arranges for the solicitation of orders to purchase Voting Stock by a Restricted Investor from an underwriter in anticipation of or in connection with a registered public offering or from or through a broker in anticipation of or in connection with a Rule 144 transaction. For purposes of the preceding proviso, the execution and performance of an underwriting agreement by the Shareholder in connection with a registered public offering shall not in and of itself be considered soliciting or arranging for the solicitation of orders to purchase Voting Stock. Furthermore, ADN's right of first refusal shall not apply to transfers of those shares of the Company's Common Stock, not to exceed 110,000 shares, that are subject to (A) Loan and Pledge Agreements between Mr. Yuri Pikover and certain third parties, or (B) Option to Purchase Stock Agreements between Mr. Yuri Pikover and such third parties, which agreements have been entered into prior to the date of this Agreement.

            (d) Rights of First Refusal. Notwithstanding the restrictions on transfer set out in Sections 2(b) and (c) above, any Investor may sell or transfer Voting Stock to any person provided that the procedures contained in this Section 2(d) are followed.

                (i) Prior to making any sale or transfer of the Voting Stock pursuant to Section 2(b)(v) or Section 2(c)(ix) above, the Investor shall give the Rightholder the opportunity to purchase such stock in the following manner:

                    (A) The Investor shall give a preliminary notice (the "PRELIMINARY NOTICE") to the Rightholder in writing of the Investor's preliminary intention to transfer Voting Stock, specifying the approximate amount of Voting Stock proposed to be sold or transferred, the approximate proposed price per share therefor, the proposed purchaser(s) thereof and the other material terms upon which such disposition is intended to be made.

                    (B) The Investor shall give an irrevocable notice (the "TRANSFER NOTICE") to the Rightholder (including any representative of the Rightholder as such Rightholder may designate in writing to the Investor after the Rightholder's receipt of the Preliminary Notice) in writing of the Investor's immediate intention to transfer Voting Stock, specifying the amount of Voting Stock proposed to be sold or transferred, the proposed price per share therefor (the "TRANSFER PRICE"), the proposed purchaser(s) and the other material terms upon which such disposition is intended to be made, provided that the Transfer Notice shall not be given by the Investor any sooner than the expiration of thirty (30) days after the Rightholders receipt of the Preliminary Notice.

                    (C) The Rightholder shall have the right, exercisable by an irrevocable written notice given by the Rightholder to the Investor within two
(2) U.S. business days after receipt by the Rightholder of the Transfer Notice, to purchase all of the Voting Stock specified in such Notice for cash per share equal to the Transfer Price and under the terms set forth in the Transfer Notice.

                    (D) If the Rightholder exercises its right of first refusal hereunder, the closing of the purchase of the Voting Stock with respect to which such right has been exercised shall take place within thirty (30) calendar days after the Rightholder gives notice of such exercise, which period of time shall be extended, if required, in order to comply with applicable laws and regulations. Upon exercise of its right of first refusal by the Rightholder, the Rightholder and the Investor shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

                    (E) If the Rightholder does not exercise its right of first refusal hereunder within the time specified for such exercise, the Investor shall be free, during the period of ninety (90) calendar days following the expiration of such time for exercise, which period of time shall be extended, if required, in order to comply with applicable laws and regulations, to sell or transfer the Voting Stock specified in such Transfer Notice to the proposed purchaser(s) described in such notice and on terms no less favorable to the Rightholder than the terms specified in such notice. The proposed sale of any such Voting Stock not sold or transferred within such ninety (90) day period shall again be subject to the restrictions set forth in this Section 2.

                    (F) If the Investor does not deliver to the Rightholder a Transfer Notice within one hundred eighty (180) days after delivery to the Rightholder of a Preliminary Notice with respect to any Voting Stock, the Rightholder shall once again be entitled to receive a Preliminary Notice, and the processes set forth above following such notice shall be followed, prior to any proposed transfer of such Voting Stock by the Investor.

         3. Board of Directors of the Company.

            (a) Voting for Nominees. ADN shall have the right, but not the obligation, to nominate one member (the "ADN NOMINEE") to the Board of Directors of the Company (the

"BOARD"). ADN and each Shareholder hereby agree to vote all shares of capital stock of the Company owned or held of record by such party at any meeting of the shareholders of the Company called for the purpose of electing or appointing directors to the Board, and agrees to take all actions otherwise necessary (including, without limitation, the execution of written consents and the amendment of the Bylaws of the Company), to ensure the election to the Board of
(i) the ADN Nominee at such time as ADN has so nominated the ADN Nominee and notified the Shareholders of such nomination and (ii) a nominee of management of the Company (the "MANAGEMENT NOMINEE"), which nominee shall initially be Steve
Y. Kim.

            (b) Removal of ADN Nominee. ADN and each Shareholder hereby agree to use reasonable commercial efforts to call, or cause the appropriate officers and directors of the Company to call, a special meeting of shareholders of the Company and to vote all of the shares of capital stock of the Company owned or held of record by such party for the removal (with or without cause) of any ADN Nominee if ADN requests the removal of such director in writing for any reason, or of any Management Nominee, if the President of the Company requests the removal of such director in writing for any reason. ADN and each Shareholder hereby agree that, at any time it is entitled to vote for the removal of directors, it will not vote in favor of the removal of any ADN Nominee or Management Nominee unless such removal shall be at the request of ADN, with respect to the ADN Nominee, or the President of the Company, with respect to the Management Nominee, or for Cause. For the purposes of this Section 3(b) "Cause" shall mean the willful engaging by a director in conduct which is demonstrably and materially injurious to the Company or the director's conviction of any crime constituting a felony. ADN shall have the right to designate a new ADN Nominee in the event any ADN Nominee shall be removed under this Section 3(b) or shall vacate his directorship for any reason, and the President of the Company shall have an identical right with respect to the Management Nominee.

            (c) No Acting During Vacancy. Once the ADN Nominee has been designated, the Company shall use reasonable commercial efforts to prevent any action from being taken by the Board during the pendency of any vacancy on the Board due to the death, resignation or removal of the ADN Nominee, unless ADN shall have failed, for a period of thirty (30) days after notice of such vacancy, to designate a replacement; provided, however, that the provisions of this sentence shall not apply in circumstances in which action must be taken by the Board to protect the best interests of the Company.

            (d) Observation Rights. If ADN is not represented on the Board, ADN shall have the right to have a representative designated by it attend all meetings of the Board and observe all proceedings transacted at such meetings, and the Company shall give a representative of ADN copies of all notices, minutes, consents, and other material that it provides to its directors, provided, however, that the Company reserves the right to exclude such representative from any meeting or access to any material or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. ADN agrees, and any representative of ADN will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Section 3(d).

            (e) Termination of Rights. All rights in favor of ADN set forth in this Section 3 shall terminate and be of no further force or effect immediately upon the consummation of the Company's initial public offering of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

         4. Representations and Warranties of the Shareholders. Each of the Shareholders hereby represents and warrants to ADN, severally and not jointly, as follows:

            (a) Ownership. Such Shareholder is the sole, true, lawful and beneficial owner of the number class and/or series of Shares set forth opposite his name on Exhibit A attached hereto with no restrictions on such Shareholder's voting rights or disposition pertaining thereto, except for the restrictions pursuant to this Agreement. None of such Shareholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

            (b) Authority. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement by such Shareholder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. This Agreement has been duly executed and delivered by such Shareholder and is valid, binding and enforceable against such Shareholder in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

            (c) Agreements Regarding Shares. Except as described opposite such Shareholder's name on Exhibit A hereto or as otherwise provided in this Agreement, the Series B Agreement, the Rights Agreement or the Co-Sale Agreement, such Shareholder is not a party to, or the beneficiary of, any agreement, instrument or document relating to or affecting any capital stock of the Company or any interests therein.

            (d) No Violations. The execution, delivery and performance by such Shareholder of this Agreement, the Rights Agreement and the Co-Sale Agreement (to the extent that such Shareholder is a party to such Agreements) and the consummation of the transactions contemplated hereby and thereby by such Shareholder do not and will not, (i) violate the applicable provisions of any law, rule, regulation, order or decree of which such Shareholder is aware and to which such Shareholder is subject, (ii) conflict with or constitute a default or require a consent under any contract, agreement or license to which such Shareholder is a party, (iii) violate any provision of the formation, governing or charter documents of such Shareholder (if applicable) or (iv) to the best of its knowledge, require the consent or approval of, or filing with, any governmental authority.

         5. Representations and Warranties of ADN. ADN hereby represents and warrants to the Company and the Shareholders as follows:

            (a) Authority. ADN has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement by ADN and the consummation by ADN of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ADN. This Agreement has been duly executed and delivered by ADN and constitutes a valid and binding obligation of ADN enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

            (b) Agreements Regarding Shares. Other than as set forth in this Agreement, the Purchase Agreement, the Rights Agreement or the Co-Sale Agreement, ADN is not a party to or the beneficiary of, any agreement, instrument or document relating to or affecting any capital stock of the Company or any interests therein.

            (c) No Violations. The execution, delivery and performance by ADN of this Agreement, the Rights Agreement and the Co-Sale Agreement and the consummation of the transactions contemplated hereby and thereby by ADN do not and will not, (i) violate the applicable provisions of any law, rule, regulation, order or decree of which ADN is aware and to which ADN is subject,
(ii) conflict with or constitute a default or require a consent under any contract, agreement or license to which ADN is a party, (iii) violate any provision of the formation, governing or charter documents of ADN, or (iv) to the best of its knowledge, require the consent or approval of, or filing with, any governmental authority, other than any such consent, approval or filing that has already been obtained or completed.

         6. Term. This Agreement shall terminate upon the earlier to occur of
(a) the termination of the Product and Technology Agreement, or (b) the date on which ADN and the ADN Affiliates collectively hold less than twenty-five percent (25%) of the Common Stock issued or issuable upon conversion of the Preferred Stock purchased by ADN under the Purchase Agreement.

         7. Violations and Legends.

            (a) Any attempt to transfer shares of Voting Stock in violation of
Section 2 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares.

            (b) Legends. Each certificate representing shares of the capital stock of the Company now or hereafter owned by ADN or any Shareholder shall be endorsed with the following legend:

         THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDER AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF COMMON AND PREFERRED STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE

         OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

            (c) Simultaneous with the execution of this Agreement the Shareholders shall surrender their existing certificates for the purposes of being so legended. The foregoing legend shall be removed from all relevant certificates upon termination of this Agreement in accordance with the provisions of Section 6.

         8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties without the prior written consent of the other parties, except that ADN may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any ADN Affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

         9. General Provisions.

            (a) Interaction With Other Rights. The parties acknowledge and agree that as of the date of this Agreement, transfers by Steve Y. Kim or Yuri Pikover are subject to (i) a right of first refusal by the Company pursuant to a Shareholder Agreement dated February 4, 1994, as amended September 2, 1994, by and among the Company, Mr. Kim and Mr. Pikover (the "1994 SHAREHOLDER AGREEMENT"), as well as (ii) certain rights of co-sale as set forth in the Co-Sale Agreement. The parties further acknowledge and agree that (A) the Company's right of first refusal with respect to transfers by Mr. Kim and Mr. Pikover and the Company's repurchase rights with respect to shares held by Mr. Kim and Mr. Pikover, each under the 1994 Shareholder Agreement, shall be prior and in preference to ADN's rights with respect such transfers under this Agreement, (B) ADN's right of first refusal with respect to transfers by Mr. Kim or Mr. Pikover shall be prior and in preference to the co-sale rights of the Shareholders set forth in the Co-Sale Agreement and, as a result thereof, all rights of each Shareholder pursuant to the Co-Sale Agreement are subject to the rights of ADN hereunder, and (C) ADN's co-sale rights under the Co-Sale Agreement shall be subject to the Company's right of first refusal with respect to transfers by ADN as set forth herein.

            (b) Applicable Law. This Agreement shall be construed in accordance with, and all the rights, powers and liabilities of the parties hereunder shall be governed by, the laws of the State of California, other than its rules regarding conflicts of law.

            (c) Arbitration. The parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within sixty (60) days after notification in writing by any party to the others concerning such dispute, any party may submit such dispute to arbitration by three arbitrators under the Rules of the American Arbitration Association. One arbitrator shall be selected by each opposing party or group of parties and the third arbitrator shall be selected by the first two arbitrators. The place of arbitration shall be Los Angeles, California. The arbitrator's decision shall be final and binding and any arbitration award or decision may be entered in any court of competent jurisdiction. Expenses and fees of such arbitration shall be borne by the non-prevailing party in such arbitration as provided in Section 8(g) below.

            (d) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to its subject matter and merges all prior discussions and agreements among them, including without limitation any non-disclosure or confidentiality agreement entered into prior to the date hereof. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by all parties hereto.

            (e) Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible under applicable law, and the remaining provisions of this Agreement will stay in force. In addition, the parties agree to negotiate in good faith a provision to replace the provision found invalid or unenforceable that will have, to the extent possible, the same economic effect.

            (f) Notices. All notices required or to be given pursuant to this Agreement shall be in writing, shall be effective upon receipt and shall be delivered in person or by first class mail, postage prepaid,

            If to the Company, to:      If to ADN, to:
            Xylan Corporation           Alcatel Data Networks S.A.
            26679 W. Agoura Road        c/o Alcatel Data Networks, Inc.
            Calabasas, CA  91302        12502 Sunrise Valley Drive
            Attn:  President            Reston, VA  22096
                                        Attn: President

and if to a Shareholder, to such Shareholder's address as set forth on Exhibit A hereto or as otherwise provided from time to time in the Company's records.

            (g) Attorney's Fees. If a dispute arises pursuant to this Agreement, the prevailing party shall be entitled to receive its attorney's fees and costs in connection with such dispute, as determined by the arbitrator or court.

            (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:                                   ADN:

XYLAN CORPORATION,                         ALCATEL DATA NETWORKS S.A.,
a California corporation                   a French corporation


By: /s/ Steve Y. Kim                       By: /s/ Jacques Dunogue
    ---------------------------------          ---------------------------------

Title: President                           Title: President Directent General
       ------------------------------             ------------------------------

SHAREHOLDERS:


Steve Y. Kim                               Yuri Pikover
-------------------------------------      -------------------------------------
(Print Name)                               (Print Name)


By: /s/ Steve Y. Kim                       By: /s/ Yuri Pikover
    ---------------------------------          ---------------------------------

Title:                                     Title:
       ------------------------------             ------------------------------

CROSSPOINT VENTURE PARTNERS 93             BRENTWOOD ASSOCIATES VI, L.P.
CROSSPOINT 1993 ENTREPRENEURS FUND         By: Brentwood VI Ventures, L.P.
                                           Its General Partner

                                           -------------------------------------
                                           (Print Name)

By: /s/                                    By: /s/
    ---------------------------------          ---------------------------------

Title: General Partner                     Title: General Partner
       ------------------------------             ------------------------------


NORWEST EQUITY PARTNERS, IV                U.S. VENTURE PARTNERS IV, L.P.

-------------------------------------      -------------------------------------
(Print Name)                               (Print Name)

 A Minnesota Limited Partnership           SECOND VENTURE PARTNERS II, L.P.
 By: Itasca Partners, General Partner      USVP ENTREPRENEUR PARTNERS II, L.P.


By: /s/ Kevin G. Hall                      By: /s/ Steven M. Krausz
    ---------------------------------          ---------------------------------
        Kevin G. Hall                              Steven M. Krausz

Title: Partner                             Title:  General Partner
       ------------------------------             ------------------------------


COMMUNITY PROPERTY ACKNOWLEDGMENT

         The undersigned, as the spouses of Steve Y. Kim and Yuri Pikover, respectively, hereby acknowledge that they have read the foregoing 1995 Shareholders Agreement and consent to the terms thereof, including, without limitation, the restrictions on transfer of the shares held in the name of their spouse.


/s/ Jung Kim                               /s/ Deana Pikover
-------------------------------------      -------------------------------------
Jung Kim                                   Deana Pikover

                                    EXHIBIT A

                            SCHEDULE OF SHAREHOLDERS

        SHAREHOLDER                       CLASS/SERIES                  SHARES
-------------------------------------------------------------------------------
BRENTWOOD ASSOCIATES VI, L.P.          Series A Preferred             2,500,000
2730 Sand Hill Road, Suite 250         Series B Preferred              625,000
Menlo Park, CA  94025
Attn:  John L. Walecka

CROSSPOINT VENTURE PARTNERS 93         Series A Preferred              808,236
One First Street                       Series B Preferred              303,050
Los Altos, CA 94022
Attn:  Rich Shapero

CROSSPOINT 1993 ENTREPRENEURS FUND     Series A Preferred               25,097
One First Street                       Series B Preferred               9,450
Los Altos, CA 94022
Attn:  Rich Shapero

NORWEST EQUITY PARTNERS IV             Series B Preferred             1,687,500
3000 Sand Hill Road
Building 3, Suite 245
Menlo Park, CA  94025
Attn:  Kevin G. Hall

U.S. VENTURE PARTNERS IV, L.P.         Series B Preferred              540,625
2180 Sand Hill Road, Suite 300
Menlo Park, CA  94025
Attn:  Mike Maher

SECOND VENTURES II, L.P.               Series B Preferred               65,625
2180 Sand Hill Road, Suite 300
Menlo Park, CA  94025
Attn:  Mike Maher

USVP ENTREPRENEUR PARTNERS II, L.P.    Series B Preferred               18,750
2180 Sand Hill Road, Suite 300
Menlo Park, CA  94025
Attn:  Mike Maher

STEVE Y. KIM                                 Common                   3,250,000
c/o Xylan Corporation
26679 W. Agoura Road
Calabasas, CA  91302

YURI PIKOVER                                 Common                   1,500,000
c/o Xylan Corporation
26679 W. Agoura Road
Calabasas, CA  91302